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DATAWATCH CORPORATION

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Explanatory Note

On March 31, 2015, the Company issued the attached press release announcing that James C. Wood, Vice Chairman of the Board, passed away last week. Mr. Wood was among the nominees for re-election as a director at Datawatch’s annual meeting of stockholders, scheduled for April 20, 2015. The Datawatch Board intends to reduce the size of the Board to eliminate the vacancy left by Mr. Wood’s passing, and votes cast for Mr. Wood will be disregarded for purposes of the elections held at the upcoming stockholder meeting.

Datawatch Corporation Announces That James C. Wood,
Vice Chairman of the Board, Has Passed Away

Chelmsford, Mass.—March 31, 2015—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual analytics solutions, announced today that James C. Wood, Vice Chairman of the Board, passed away last week. Mr. Wood served as a member of the Board’s Corporate Governance and Nominating Committee. Mr. Wood was the retired Chairman of the Board and Chief Executive Officer of the Great Atlantic & Pacific Tea Company, Inc. He joined the Datawatch Board in 2001.

“We are saddened by the loss of our colleague and friend, Jim Wood,” said Richard de J. Osborne, Chairman of the Board of Directors. “Jim was a wise counselor to all of us on the Board and in senior management and a thoughtful contributor to our Board deliberations. We will miss his warm presence among us.”

Mr. Wood was a nominee for re-election as a director at Datawatch’s annual meeting of stockholders scheduled for April 20, 2015. The Datawatch Board intends to reduce the size of the Board to eliminate the vacancy left by Mr. Wood’s passing, and votes cast for Mr. Wood will be disregarded for purposes of the elections held at the upcoming stockholders meeting.

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) provides the only platform for visual analytics to leverage any data at any speed - delivering valuable insights for improving business. The unique ability to acquire, prepare, and transform data from structured and multi-structured sources such as PDF and log files, as well as real-time streaming data, into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data at any speed sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, Melbourne, and Manila and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/free-trial.

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Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2015 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries.